Exhibit 99.1

CORPORATE PARTICIPANTS

Julie Ann Kotowski Patrick Industries, Inc. - Director of Financial Reporting and Investor Relations

Todd Cleveland Patrick Industries, Inc. - President, CEO

Andy Nemeth Patrick Industries, Inc. - CFO

CONFERENCE CALL PARTICIPANTS

Daniel Moore CJS Securities, Inc. - Analyst

Scott Stember CL King & Associates, Inc. - Analyst

PRESENTATION

Operator

Good morning, ladies and gentlemen, and welcome to the Patrick Industries, Inc. Third Quarter 2015 Earnings Conference Call. My name is Yolanda and I'll be your operator for today's call. (Operator Instructions) Please note that this conference call is being recorded.

I will now turn the call over to Julie Ann Kotowski from Investor Relations. Ms. Kotowski, you may begin.

Julie Ann Kotowski - Patrick Industries, Inc. - Director of Financial Reporting and Investor Relations

Good morning, everyone, and welcome to Patrick Industries' Third Quarter 2015 Conference Call. I am joined on the call today by Todd Cleveland, President and CEO; and Andy Nemeth, CFO. On the call this morning, we are going to discuss our third quarter and nine months 2015 results, and provide an update on our business outlook in the markets that we serve.

However, before we do so, it is my responsibility to inform you that certain statements made in today's conference call regarding Patrick Industries and its operations may be considered forward-looking statements under the securities laws. As a result, I must caution you that there are number of factors, many of which are beyond the company's control, which could cause actual results and events to differ materially from those described in the forward-looking statements. These factors are identified in our press releases, our Form 10-K for the year ended 2014, and in our other filings with the Securities and Exchange Commission. Also, please note that certain financial measures we may use on this call, such as adjusted net income and the related diluted earnings per share amounts, are non-GAAP measures. We undertake no obligation to update these statements after this call.

I would now like to turn the call over to Todd Cleveland.

Todd Cleveland - Patrick Industries, Inc. - President, CEO

Thank you, Julie Ann, and thank you all for joining us on the call today. This morning, I will be discussing the company's third quarter and nine months results for the period ending September 27, 2015, and then provide an update on the major markets we serve. Andy will then provide specific details on our financial performance, and I will conclude by providing an update on our business outlook.

Overall, we're pleased with the company's performance as the industries we serve continue to improve. The third quarter of 2015 reflected the normal seasonality trends that we anticipated in the three primary markets and, in particular, the changing demand patterns resulting from the start to the dealer show season for 2016's model year units in the RV industry.

On the top line, our revenues increased 14% in the third quarter and 23% for the first nine months over the prior year periods with annualized consolidated revenues pushing over $1 billion. On the bottom line, our net income per diluted share in the third quarter and for the first nine months of 2015 grew 29% and 34%, respectively. We also continue to gain market share in all the industries we serve as well as successfully integrating the acquisitions we completed over the past few years.

On the RV side of the business, which represents our largest market comprising approximately 72% of our revenue, we've continued to increase our overall content per unit, product offering and market share. Both dealers and OEMs reflected positive sentiment during the recent RV Manufacturer Open House that were held in Elkhart, Indiana in late September. And in late October, we had begun to see normal seasonal demand patterns and order rates start to increase.

We currently expect continued momentum in the industry and project a slight pickup in wholesale shipments compared to the prior year as we head into the latter half of 2015 fourth quarter and into the first quarter of 2016. While you may not see the same year-over-year strength in the fourth quarter of 2015 that we experienced in the fourth quarter of 2014, the market conditions, trends, retail sentiment, and demand and dealer inventory levels are all aligned and point toward a slow and steady growth for the 2016 fiscal year.

We further expect a continuation of mix shift in the industry to a larger concentration of entry-level, less-expensive units which, while negatively impacting content-per-unit growth in the short term, remains a positive indicator to long-term industry growth as younger consumers are entering and broadening the market and many upgrading their units over time. As it relates to the correlation between the retail inventories and overall production levels, industry reports and dealer surveys continue to indicate RV dealer inventories are in line with retail demand with strong retail traffic on dealers' lots expected for the first half of the 2016 selling season.

We continue to believe the future looks promising and steady for the RV industry, both short and long term, based on a number of factors, including positive industry demographic trends with younger buyers and an increasing number of baby boomers reaching retirement age, readily available financing, new innovative products coming to market and improving strength in the overall economic environment, not to mention attractive lifestyles that embodies the outdoors and spending quality time with families.

Turning to the manufactured housing or MH side of our business, we have as well, gained market share primarily in our distribution segment and expect to continue to see improvement in the remainder of 2015 when compared to 2014 results. Conditions remain tempered based on financing and regulatory constraints imposed on lenders. However, we remain optimistic about the long-term potential of this industry as pent-up demand continues to be created on improving consumer credit, rising rents, and capacity constraints in multifamily housing. We currently expect continued slow and steady growth as well in this market for 2016 with growth rates and seasonality consistent with prior years.

Our industrial business continued to be a bright spot as our industrial sales rose 26% overall in the third quarter and 23% year-to-date and include the retail fixture and commercial furnishing sales, which were up 49% quarter-over-quarter and are not tied to residential housing. We continue to gain market penetration due to us expanding our presence into new territories and capitalizing on existing capabilities and core competencies.

The company's industrial revenues have increased significantly over the last several years, reflecting both acquisition and organic growth. Approximately half of our industrial revenue base was directly tied to the residential housing market, where residential housing starts were up approximately 13% from the 2014 third quarter and 12% in the first nine months of 2015, with the remaining 1/2 tied to growth in the commercial side of our business, mainly in the retail fixture, office and commercial furnishing markets. While the sales mix for the residential side of our business shifted slightly in proportion to the commercial side, all our industrial market segments experienced growth in the third quarter and the first nine months of 2015.

On a macroeconomic level, as consumer confidence has generally trended higher over the last five years, there has been a related consistent trend, year-over-year increase in RV shipments for the same time period. The strong demographic indicators I previously mentioned point to a positive long-term outlook with limited downside risk when compared to past cycles in this space, notwithstanding major global events.

We currently believe there is significant potential for the MH market in the long term based on the current shipment level trends and pent-up demand, as mentioned previously. However, the MH industry has some hurdles in front of it related to financing, credit standards and slow job growth. We expect to see continued year-over-year improvement with limited risk in the near term and believe there's a potential for this market to grow at a much higher rate in the future, especially given historical trends when compared to residential housing starts.

Also, while we do not currently anticipate significant growth in the market for the remainder of 2015, we do believe we're well positioned to capitalize on the upside potential of the MH market and are optimistic about the future of the industry, especially given the combination of our nationwide geographic footprint, available capacities in our current MH-concentrated locations, and our current content in excess of an estimated $1,800 per unit.

With pent-up demand growing for single-family housing and expected slowly improving overall economic conditions as well as continuing lower interest rates, even with moderate Federal Reserve rate increases, we anticipate there will continue to be positive momentum in driving housing industry growth for the remainder of 2015 and 2016. For the full year 2015 and 2016, the NAHB is projecting housing starts to increase 10% and 17%, respectively, versus prior years.

Acquisitions continue to be a part of our strategic growth plan and capital allocations strategy as we've acquired, on average, approximately $134 million of annualized revenues in each of the past three years. In 2015 alone, we've acquired approximately $233 million of annualized revenues, including our most recent acquisition of North American. The North American acquisition was the second-largest in our history based on revenue levels and the largest in terms of purchase price and also represented a new market opportunity for us in the softwood lumber market in addition to expanding our current stable of new and innovative products.

The North American business, which we acquired in early September, and that of SCI and Better Way, both of which were acquired in the first half of 2015, are performing at or better than expected. Our focus on successful integration in each of these three acquisitions we have completed over the past several years in accordance with our plans and expectations has resulted in synergy realization, organic market share growth, accretion to earnings, and the addition of high-quality team members for the Patrick organization. We expect the realization of these and other tangible benefits to benefit the organization on a go-forward basis.

On the acquisition front, the pipeline remains solid, and we continue to explore candidates in both the RV and industrial space that have the potential to bring long-term strategic value to our organization as well as potentially widen our reach into adjacent and other untapped markets.

Now I'll turn the call over to Andy to provide additional comments on our financial results. Andy?

Andy Nemeth - Patrick Industries, Inc. - CFO

Thanks, Todd, and welcome, everyone. I would now like to review some highlights of our financial results for the third quarter and first nine months of 2015.

Our net sales for the third quarter of 2015 increased approximately $27 million or 14% over the prior year period to $215 million, reflecting a combination of industry, acquisition and market share growth, which was partially offset by the continued mix shift towards smaller units in both towables and motorized sectors of the RV industry and declines in certain commodity input costs, which were passed on to customers late in the second quarter and through the third quarter.

Our RV revenue base, which accounts for approximately 72% of our third quarter sales was up approximately 13% in the third quarter of 2015 over the prior year, reflecting a 4% increase in wholesale unit shipments during the quarter, coupled with continued acquisition and overall content growth. Our RV unit content on a TTM basis grew 17% from $1,488 per unit in 2014 to $1,739 per unit in 2015.

Our MH revenue base, which accounts for approximately 16% of third quarter sales, continued to outpace the industry increasing 14% for the quarter on estimated unit shipment improvements of approximately 8%. Our content per unit continues to strengthen and show positive trending as our MH unit content on a TTM basis increased 13% from $1,614 per unit in 2014 to an estimated $1,817 per unit in 2015, reflecting additional market share gains and penetration with our existing customer base. We continue to be well positioned for improvement in this market sector as the MH industry continues to recover.

Our industrial revenue base, which accounts for the remaining 12% of third quarter sales, was up approximately 26% in the third quarter of 2015 over the prior year as our industrial sales team continues to increase its presence and share and capitalize on our core competencies in this area. The addition of new sales territories over the past 2 years were adding to faster incremental growth and are more focused on penetrating commercial market opportunities. We're excited about the opportunities that currently exist in the industrial space as we continue to benefit from a slight shift in our sales mix toward the commercial side of the business, particularly in the retail fixture and commercial furnishings segments while still being well positioned for improvements in both the residential housing and remodel sectors.

For the first nine months of 2015, our revenues were up 23% from the previous year or $126 million to $672 million, primarily as a result of the factors previously mentioned.

In the third quarter of 2015, our gross margin grew 30 basis points to 16.3% from 16.0% achieved in the third quarter of 2014, primarily reflecting the positive contribution of increased acquisition-related revenues, product mix changes and operating efficiencies that we have gained both from acquisitions and internally resulting from the implementation of best practices in both our manufacturing and distribution segments by our team to maximize internal synergies. On a year-to-date basis, our gross margin is up 20 basis points to 16.5% from 16.3%.

Third quarter operating expenses, which were 9.2% of net sales in 2015, decreased slightly from 9.3% in the prior period. Our overall warehouse and delivery expenses were down by 50 basis points due to reduced fuel costs, the implementation of internal logistics initiatives to maximize efficiencies and the impact of the increased direct ship business in our distribution segment. Partially offsetting the operating expense improvement in delivery expenses as a percentage of sales was increased intangible asset amortization of approximately 30 basis points quarter-over-quarter related to our acquisition activity over the past year. We continue to drive focus on maximizing our administrative resources and keeping our SG&A expenses in line with our revenues.

Operating income increased $2.7 million or 22% in the third quarter of 2015 compared to the prior year, and operating margins increased approximately 50 basis points from 6.6% in the third quarter of 2014 to 7.1% in the third quarter of 2015, primarily due to the factors previously described. Year-to-date operating income increased approximately 29%, and operating margins improved by approximately 30 basis points year-over-year.

The acquisitions we have completed in 2014 and, thus far, in 2015 have enabled us to continue to drive content improvement and overall consolidated operating margins, and we expect these acquisitions, in the aggregate, to continue to be accretive to net income per share for the full year 2015. Additionally, we expect to continue to achieve additional efficiencies and margin improvement opportunities in accordance with our acquisition integration and synergy realization plans.

Our net income per diluted share in the third quarter 2015 was up 29% to $0.58 compared to $0.45 from the prior year. For the first nine months of 2015, net income per diluted share was up 34% to $1.95 versus $1.45 in 2014.

I'm now going to briefly discuss our balance sheet and cash flows. Our total assets increased approximately $164 million from December 31, 2014, primarily reflecting the full impact of acquisitions completed in 2014 and 2015, including the recent acquisition of North American in September. Additionally, total assets have increased as a result of traditional seasonal spending in our legacy businesses as well as overall growth in our business year-over-year and the related working capital ramp-up.

As we continue to execute on our capital allocation strategy to meet our current and projected operating needs as well as to improve operating efficiencies and eliminate bottlenecks, our total capital expenditures thus far in 2015 included the strategic addition, replacement and upgrading of production equipment and maintenance expenditures of certain of our facilities and certain ERP-related costs. We will continue to invest in our infrastructure and flex our capital spending, where necessary, to align with our demand levels and, for the full year 2015, estimate our total capital expenditures to be approximately $8 million.

Also in accordance with our capital allocation strategy, we continue to produce strong cash flows and demonstrate the ability to quickly delever post-closing on an acquisition. Our net debt increased approximately $123 million since year-end 2014 on cash flows, excluding working capital increases of more than $150 million, related to the funding of the Better Way, SCI and North American acquisitions of approximately $139 million; stock repurchases of approximately $6 million; and capital expenditures in the first nine months of approximately $5 million. Operating cash flows were approximately $25 million through the first nine months of 2015.

Our leverage position relative to EBITDA remains well within our comfort level at the end of Q3 2015, and we expect to continue to maintain an appropriate leverage position consistent with our capital allocation strategy. We expect to and continue to utilize our leverage for strategic acquisitions, followed shortly thereafter by an accelerated deleverage cycle based on strong operating cash flows. We are confident in our ability to size the business model according to the revenue stream based on a high variable cost mix.

As we previously announced, in order to continue to provide a strong operating platform to execute on our strategic plan and long-term liquidity for the company, at the end of August, we amended our existing credit agreement to expand our existing credit facility to $300 million. Unused availability under our credit facility, including cash on hand, as of the end of September 2015, was approximately $75 million.

In terms of our stock repurchase program, in the first nine months of 2015, we repurchased 195,750 shares of our common stock at a total cost of approximately $6 million. While we did not make any stock repurchases in the third quarter of 2015, at the beginning of the fourth quarter of 2015, we repurchased an additional 25,000 shares at a cost of approximately $1 million. We have approximately $19 million remaining under the current authorization for stock repurchases. Since the stock repurchase program began in February 2013 through October 23, 2015, we have repurchased, in the aggregate, over 1.3 million shares at an average price of $19.74 a share and a total cost of approximately $27 million. In the future, we may continue to repurchase shares from time to time in the open market based on volatility in our share price, market conditions, and on pre-established guidelines as determined by management and our Board of Directors.

That completes my remarks. Todd?

Todd Cleveland - Patrick Industries, Inc. - President, CEO

Thanks, Andy. Overall, as I previously noted, we're pleased with the operating results for the first nine months of 2015, and our business outlook for the remainder of 2015 is positive as we're optimistic about the future of all three of the market sectors, both in the short and long term. As the RV lifestyle continues to attract new buyers in the market, particularly in North America, our team continues to be focused on meeting the needs of all of our customers and is well positioned to meet the challenges head-on with the goal of always striving to provide the highest level of customer service and high-quality innovative products.

Our execution goals for 2015 and beyond continue to be focused around driving our organizational strategic agenda and utilizing our capital allocation strategy to drive shareholder value by increasing the top line, both through acquisition and organically, and generating improved operating income, net income, earnings per share, and free cash flow. In addition, I believe the ongoing support that we receive from our Board of Directors, our five banking partners, our 3,800-plus team members, and our customers, who we're privileged to serve, have afforded us the opportunity to be a successful organization in the marketplace today and on an ongoing basis. I am confident in the ability of our management team and all of our team members to continue to execute on our strategic plan and take the company forward and continue to provide shareholder value.

This is the end of our prepared remarks. Thank you for your time today. We're now ready to take questions.

QUESTIONs AND ANSWERs

Operator

Thank you. My name is Richard and I'll be moderating the question-and-answer session for today's call. (Operator Instructions) And our first question on the line comes from Mr. Dan Moore from CJS Securities. Please go ahead.

Daniel Moore - CJS Securities, Inc. - Analyst

Good morning. Thanks for taking the questions again. If I missed it, I apologize. How much revenue did North American Forest Products contribute during Q3?

Andy Nemeth - Patrick Industries, Inc. - CFO

We just had one month, Dan, this is Andy, of North American and just a partial month at that; so approximately $12 million of revenue during the month.

Daniel Moore - CJS Securities, Inc. - Analyst

Got it. And then maybe just talk a little bit more broadly about that acquisition. You've talked about the opportunity to expand further geographically in softwood. Maybe elaborate on that opportunity and how that product set and end markets fit into your legacy businesses.

Andy Nemeth - Patrick Industries, Inc. - CFO

Sure. Dan, this is Andy, again. So there's two components to the North American acquisition, there's the primary lamination segment of that business and then there's the softwoods component, which we've talked about. The lamination component is clearly in our legacy business fold. We've been doing that for years and years. We know that business very well. So that opportunity to continue to harmonize between us, as it relates to just the market knowledge that we have in that particular market, is we feel very strong. And then the real opportunity though to expand is in the softwoods, where that business is primarily just located here in the Midwest. We've got operations out in the West Coast and regionally there. We clearly have opportunity to take that profile and move it out to those locations. So we're very excited about that opportunity.

Daniel Moore - CJS Securities, Inc. - Analyst

Okay, helpful. I appreciate it. I know you don't give guidance. Maybe just discuss a little bit more, kind of near term, what you're seeing in terms of pickup in orders post the RV Open House and then contrast that with the fact that last year, shipments were up 20% for the industry in terms of towables for Q4. Do you still expect that sort of that pull-forward demand? Is it too early to tell? Maybe just talk about some of the cross-currents we should expect over the next couple of months.

Andy Nemeth - Patrick Industries, Inc. - CFO

Sure. So we've heard a lot of excitement coming out of the September show season from virtually all the OEMs. We've seen the normal uptick in run rates and production rates for the first month of October so far. So we're anticipating that we'll continue to see improvement year-over-year for the fourth quarter at this point. I think it's a little early to tell whether we'll see the same growth rates that we saw last year in November and December, but our expectation is that we will see this continued slow and steady growth year-over-year.

Daniel Moore - CJS Securities, Inc. - Analyst

Very helpful. And one more and I'll jump back in queue. We're seeing really good market share gains in MH. How much of that is from acquired products versus penetrating new customers? Just talk about that opportunity and how you've been able to grow your content there.

Andy Nemeth - Patrick Industries, Inc. - CFO

Most of that content, Dan, is organic growth. There's been very little MH acquisition revenue that we've acquired. Most of the acquisition revenue has been in the RV, marine and industrial side of the business. So virtually all of it is, I won't say all of it is, but most of that business is organic.

Daniel Moore - CJS Securities, Inc. - Analyst

Okay. And last one, I'll jump back in queue, SG&A was lower than we'd modeled. Expense controls remain really, really strong. How much of the $1.5 million or so year-over-year increase in SG&A was organic and how much was acquired? And obviously, it sounds like you still expect to see additional synergies or operating margin upside going forward. If we could just talk about that a little bit.

Andy Nemeth - Patrick Industries, Inc. - CFO

Yes. We don't disclose kind of separately all our acquisitions combined as it relates to the increment from an operating expense perspective. However, what I'd tell you is, we expect to continue to be able to operate between the lines for the controllable items that we have. And so our expectation is that we'll continue to be able to deliver operating expenses in line with our revenue stream, up or down.

Daniel Moore - CJS Securities, Inc. - Analyst

Okay, thank you again. I'll jump back in queue.

Operator

(Operator Instructions) Our next question on the line comes from Mr. Scott Stember from CL King. Please go ahead.

Scott Stember - CL King & Associates, Inc. - Analyst

Good morning. Did you guys disclose how much acquisitions, from a revenue standpoint, contributed in the quarter?

Andy Nemeth - Patrick Industries, Inc. - CFO

We did not. It's part of our overall content growth. So we do not disclose acquisition growth.

Scott Stember - CL King & Associates, Inc. - Analyst

Okay, got you. Okay. And you made a comment about the -- or at least in the press release, there was a commentary about price give-backs, I guess you could say, because of raw materials. It sounds like it started late second quarter. Can you maybe just talk about the extent of that, how much that cut into your organic growth and maybe what we should be looking for, the magnitude of that, going forward?

Todd Cleveland - Patrick Industries, Inc. - President, CEO

Yes, this is Todd. I'll talk a little bit about what we've seen, and then as it relates to how it impacts us financially, I'll let Andy talk a little bit about that. But overall, we've seen commodity price decreases in almost all of our raw materials, as you might expect. Lauan, aluminum and the softwoods that came through on the North American side, all impacted it. On a go-forward basis, I think we're going to continue to see softer raw material prices going forward. But as it relates to the overall impact, I can let Andy give you a perspective on that.

Andy Nemeth - Patrick Industries, Inc. - CFO

Yes. So Scott, the preponderance of kind of the organic growth and decline as it relates to just kind of an organic perspective is really attributable to kind of the move towards lower-end units and de-contenting of the units as we're seeing them, like we've talked about in our news release. That's the biggest thing that's impacted us. From an overall market share perspective, we've not lost market share. And we've had a little bit of impact in Q3 as it relates to the commodity price declines, but it's the preponderance of it again has been really due to the lower-end and smaller units. And so, again, from our perspective, that's something that we continue to manage. On the commodity side of the business as it relates to the price, increases or declines, we pass those on to our customers. So those are things that have nominally impacted Q3. But most of it's been really the decontenting, as we've seen it.

Scott Stember - CL King & Associates, Inc. - Analyst

Okay, got you. And just, again, maybe just looking at all of the, all of your acquisitions, I know the last one that you had made is a biggie, probably one of the biggest ones you've ever made. And maybe just talk about -- I know you just made some commentary about the margins and what to expect going forward, but what the overall view is from an operating margin standpoint with the acquisitions in place and, over time, the potential from synergies that you can get out of that.

Andy Nemeth - Patrick Industries, Inc. - CFO

Sure. So this is Andy again. As it relates to kind of our overall acquisition model, there's certainly opportunity as we kind of view each acquisition to be able to capitalize on synergies, whether it be cost-reduction synergies or operational synergies based on our knowledge and know-how from an operating perspective. So we expect to continue to be able to drive operating margins on a go-forward basis and drive incremental operating margin improvement on a go-forward basis with all of our acquisitions and as a consolidated group as a whole.

Scott Stember - CL King & Associates, Inc. - Analyst

Got it. And -- that's it I have right now. I'll get back into the queue. Thanks a lot.

Operator

(Operator Instructions) We have Mr. Stember in line with a question. Please go ahead.

Scott Stember - CL King & Associates, Inc. - Analyst

Yes. This relates to the industrial side of the business. You continue to put up really, really strong numbers there. Maybe just talk about -- obviously, you're growing in line with what we're seeing in new housing starts, but maybe talk about some of the other verticals. I know that office furniture has been an area that you've been moving into. Is there anything else that's come into the fold that's helping to push that needle going forward?

Andy Nemeth - Patrick Industries, Inc. - CFO

This is Andy again. Yes, it's -- we've been really focused on the commercial fixtures and office furniture side of the industrial market. So we're seeing, obviously, the growth in the residential housing side, which we expect to participate, again, both in new construction and remodel and as well we participate in both single and multifamily on that side. So that's been solid. But really, where we've seen the most growth so far has been our penetration into that commercial fixture and furniture side. So our team has been aggressive. We expect to continue to drive those revenues. We're really pleased with what's been going on the industrial side of the business.

Scott Stember - CL King & Associates, Inc. - Analyst

Okay. And one final question on the acquisition environment. Could you maybe just talk about what your pipeline looks like just compared to where it's been in the past of potential candidates and your appetite for making acquisitions versus paying down debt in the near term?

Todd Cleveland - Patrick Industries, Inc. - President, CEO

Yes. This is Todd. Obviously, we spent most of the third quarter working on the North American deal and then integrating it in. And that's kind of our plan, really, kind of, for the next couple of months is to make sure the culture is in the synergy realizations that we believe are there, we capitalize on. We've continued to analyze acquisitions, both on the RV and industrial space, through the third quarter in addition to North American, and we continue to look at things today. But I would say also that our focus is making sure we are able to maximize the synergy values not only in the North American deal, but also in the other acquisitions that we made in 2014 and 2015.

As it relates to the pipeline, there continues to be opportunities out there. I think it's just evaluating the value through acquisition strategy of understanding what it brings to the table and kind of where it falls in line compared to what we can do internally. Obviously, we're going to continue to evaluate acquisitions on a go-forward basis. And if one comes along, I'd anticipate us taking advantage of it if we believe it's right.

Andy Nemeth - Patrick Industries, Inc. - CFO

Scott, I'll add something as well from a leverage perspective, consistent with our plan and our strategy, even with the North American acquisition, which we've just recently completed, we've been able to delever very quickly post-closing on the acquisition as well. So I mean we're back into a place where we're comfortable from a leverage position. We continue to execute on our ability to generate the cash flows we need to be able to manage that leverage position. So from an overall debt perspective, we're going to continue to utilize kind of a balance of paying down debt, but certainly, we're open and looking at actively evaluating acquisitions even at this time. So we're back in the place where we're comfortable making acquisitions, if one comes along here.

Scott Stember - CL King & Associates, Inc. - Analyst

Great. That's all I have. Great job. And thanks for taking my questions.

Operator

We have a follow-up question from Dan Moore. Please go ahead.

Daniel Moore - CJS Securities, Inc. - Analyst

Thank you. Just a follow-up on that line of thought. In terms of -- prior to North American Forest, you had been buying back stock at a regular clip. Is your leverage down to a place where you'll be comfortable, once again, being opportunistic if your own stock becomes, let's say, more attractive than a potential acquisition candidate?

Andy Nemeth - Patrick Industries, Inc. - CFO

The answer is yes. We continue to keep our capital allocation strategy in balance and be opportunistic in all three areas that we've talked about. So at the end of the day, our perspective is that we're going to continue to be opportunistic, we're going to continue to do what's right as it relates to our capital allocation strategy. And we're definitely in a place today where we can execute on utilizing that balanced approach on all three of the primary initiatives in that strategy. So we're not precluded. And the answer is yes, we're looking at all 3 options.

Daniel Moore - CJS Securities, Inc. - Analyst

And then one more. Just going back to the mix shift and maybe putting a little bit of pressure on content at least in the very short run. Longer-term perspective, remind us, since we're still in the baseball season, what inning you think we're in, in terms of Patrick's ability to drive increased content per RV over the longer term.

Todd Cleveland - Patrick Industries, Inc. - President, CEO

This is Todd. I think we're still in a very good position to do so. Obviously, we've proven that we can do that over time, and there's still ample products that are out there to take advantage of on the RV side.

As it relates to innings, I think I would say late seventh inning, early eighth inning. As it relates to the numbers, I think we truly believe that with the new buying groups coming in, younger buyers coming into the mix, baby boomers that are retiring on a daily basis, it's really positioned the industry well to continue to grow even past -- significantly past prior peaks, and you couple that with the great job that RVIA has done in promoting RV as a lifestyle. I think we're seeing a lot of that going on today, and I think we'll continue to see it in the future.

Daniel Moore - CJS Securities, Inc. - Analyst

Just to clarify the innings that you mentioned, that refers to the industry ship, overall industry shipments, but your contents, as you mentioned, still a fair amount of runway. Is that a fair assessment?

Todd Cleveland - Patrick Industries, Inc. - President, CEO

That's correct.

Daniel Moore - CJS Securities, Inc. - Analyst

Okay. Thanks. Once again, I appreciate it, and good quarter.

Operator

(Operator Instructions) We have no further questions at this time. I would like to return the presentation back over to Julie Ann Kotowski.

Julie Ann Kotowski - Patrick Industries, Inc. - Director of Financial Reporting and Investor Relations

Thanks, Richard. We appreciate everyone for being on the call today, and we look forward to talking to you again at our fourth quarter 2015 conference call. A replay of today's call will be archived on Patrick's website, www.patrickind.com, under Investor Relations. I'll turn the call back over to our operator.

Operator

Thank you, ladies and gentlemen. This concludes today's conference. Thank you for participating. You can now disconnect.

Company Disclaimer

This transcript contains certain statements related to future results, or states our intentions, beliefs and expectations or predictions for the future, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from either historical or anticipated results depending on a variety of factors. Potential factors that could impact results include: the impact of any economic downturns especially in the residential housing market, a decline in consumer confidence levels, pricing pressures due to competition, costs and availability of raw materials, availability of commercial credit, availability of retail and wholesale financing for residential and manufactured homes, availability and costs of labor, inventory levels of retailers and manufacturers, levels of repossessed residential and manufactured homes, the financial condition of our customers, retention and concentration of significant customers, the ability to generate cash flow or obtain financing to fund growth, future growth rates in the Company's core businesses, the seasonality and cyclicality in the industries to which our products are sold, the ability to effectively manage the costs and the implementation of the new enterprise resource management system, the successful integration of acquisitions and other growth initiatives, interest rates, oil and gasoline prices, adverse weather conditions impacting retail sales, and our ability to remain in compliance with our credit agreement covenants. In addition, national and regional economic conditions and consumer confidence may affect the retail sale of recreational vehicles and residential and manufactured homes. The Company does not undertake to update forward-looking statements, except as required by law. Further information regarding these and other risks, uncertainties and factors is contained in the section entitled "Risk Factors" in the Company's Annual Report on Form 10-K for the year ended December 31, 2014, and in the Company's Form 10-Qs for subsequent quarterly periods, which are filed with the Securities and Exchange Commission ("SEC") and are available on the SEC's website at www.sec.gov.

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In the conference calls upon which Event Transcripts are based, companies may make projections or other forward-looking statements regarding a variety of items. Such forward-looking statements are based upon current expectations and involve risks and uncertainties. Actual results may differ materially from those stated in any forward-looking statement based on a number of important factors and risks, which are more specifically identified in the companies' most recent SEC filings. Although the companies may indicate and believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate or incorrect and, therefore, there can be no assurance that the results contemplated in the forward-looking statements will be realized.

THE INFORMATION CONTAINED IN EVENT TRANSCRIPTS IS A TEXTUAL REPRESENTATION OF THE APPLICABLE COMPANY'S CONFERENCE CALL AND WHILE EFFORTS ARE MADE TO PROVIDE AN ACCURATE TRANSCRIPTION, THERE MAY BE MATERIAL ERRORS, OMISSIONS, OR INACCURACIES IN THE REPORTING OF THE SUBSTANCE OF THE CONFERENCE CALLS. IN NO WAY DOES THOMSON REUTERS OR THE APPLICABLE COMPANY ASSUME ANY RESPONSIBILITY FOR ANY INVESTMENT OR OTHER DECISIONS MADE BASED UPON THE INFORMATION PROVIDED ON THIS WEB SITE OR IN ANY EVENT TRANSCRIPT. USERS ARE ADVISED TO REVIEW THE APPLICABLE COMPANY'S CONFERENCE CALL ITSELF AND THE APPLICABLE COMPANY'S SEC FILINGS BEFORE MAKING ANY INVESTMENT OR OTHER DECISIONS.

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